RAYTHEON

                                                         _______________
         FOR IMMEDIATE RELEASE                           News Release

                                         Bob McWade
                                         C-2393  7/11/97
                                         (617) 860-2846
                                         http://www.raytheon.com


                  RAYTHEON CLOSES TEXAS INSTRUMENTS TRANSACTION


              LEXINGTON, Mass., (July 11, 1997) Raytheon Company

         announced today that it has completed its acquisition of the

         Texas Instruments' defense business.


              Raytheon announced in January that it had reached

         agreement to purchase the assets of Texas Instruments' defense operations for $2.95 billion.  The company received Justice

         Department approval of the transaction on July 2nd.  Raytheon also announced in January that it had entered into agreements with Hughes Electronics to bring about a merger between Hughes'

         defense operations and Raytheon.  That transaction is valued at

         $9.5 billion.


              Dennis J. Picard, Raytheon's chairman and chief executive

         officer, said, "The industry has changed substantially in the short period of time between Justice Department approval and today's closing of the Texas Instruments' transaction.

         Completing the TI deal today, and Hughes by the end of the year, will help Raytheon to compete effectively in a rapidly consolidating industry," he said.


              "Raytheon will then have the necessary size and scope to

         compete against other, larger firms with leadership positions in key defense electronics markets," Mr. Picard said.

                                      -more-


         C-2393...2




              Texas Instruments is a premier supplier of advanced

         defense systems, including precision-guided weapons, airborne radar, night vision systems and electronic warfare systems.

         The addition of TI's business brings Raytheon's annualized revenues to approximately $14 billion, defense electronics revenues to approximately $7 billion, and defense electronics backlog to approximately $9.3 billion (all on 1996 pro-forma basis).


              Raytheon Company, headquartered in Lexington, Mass., is a

         $12.3 billion international high technology company which

         operates in four business areas:  commercial and defense

         electronics, engineering and construction, aircraft and major appliances.  Raytheon celebrates its 75th anniversary this year.

                                       end